Exhibit (d)(10)

VOYA EQUITY TRUST

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective January 1, 2016, as amended and restated on May 31, 2017, is made by and among Voya Investments, LLC (the “Investment Manager”), Voya Investments Distributor, LLC (the “Distributor”), and Voya Equity Trust (the “Registrant”).  If the Registrant is a series fund investment company, then the Registrant is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.  If the Registrant is not a series fund investment company, then this Agreement shall apply to the Registrant, and the use of the terms “Fund” or “Funds” herein shall refer to the Registrant.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant, the Investment Manager, and the Distributor desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant and the Distributor have entered into an Underwriting Agreement (the “Underwriting Agreement”), pursuant to which the Distributor promote the sale and to arrange for the sale of shares of beneficial interest of each class of each Fund; and

WHEREAS, the Registrant, the Investment Manager, and the Distributor have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Expense Limitation.

1.1                               Applicable Expense Limit.  To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s trustees who are not

“interested persons,” as that term is defined in the 1940 Act, of the Investment Manager (the “Fund Operating Expenses”), incurred by a class of a Fund listed on Schedule A in any fiscal year exceed the Operating Expense Limit, as defined in Section 1.2 below, for such class for such fiscal year, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.  As such, the Investment Manager may waive all or a portion of certain fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense of the Fund shall be as listed on Schedule A. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2                               With respect to classes A, C, R, and T of Voya Large-Cap Growth Fund (formerly, Voya Growth Opportunities Fund), the Distributor will waive the distribution and/or service fees otherwise payable to it under the Underwriting Agreement in amounts up to 0.25%, computed based on each class’ average daily net assets.  The amount of distribution and/or service fees that the Distributor will waive during any given period with respect to a class of shares of Voya Large-Cap Growth Fund will be the amount necessary to achieve the expense limit for that class reflected in this Agreement, after taking into account any advisory fees waived or reimbursed by the Investment Manager for that class during that period.  The amounts waived by the Distributor in any given period will not exceed 0.25% of the distribution and/or service fees otherwise receivable by the Distributor.

1.3                               Operating Expense Limit.  The Operating Expense Limit in any fiscal year with respect to each class of a Fund shall be the amount specified in Schedule A.

1.4                               Daily Computation.  The Investment Manager shall determine on each business day whether the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”).  If, on any business day, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.5                               Payment.  At the end of each month, the accruals made pursuant to Section 1.4 above shall be netted, and the result shall be remitted by the Investment Manager to the Fund (pursuant to Sections 1.1 and 1.2 above, respectively) if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager and/or the Distributor if such netting results in a Recoupment Amount and the Investment Manager and/or the Distributor is entitled to a Recoupment Amount pursuant to Section 2 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  Any payments made pursuant to Sections 1.1, 1.2 and this Section 1.5 may include waivers of (1) all or a portion of certain fees and/or reimbursements of expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense of the Fund shall be as listed on Schedule A and (2) Fund-level expenses, such as management fees, custodian fees, and other expenses related to the management of the Registrant’s assets which must be allocated proportionately among all classes (but may be waived in different amounts pursuant to the Funds’ Differential Fee Waiver Procedures), and waivers or reimbursements of Class-specific expenses, which may be waived or reimbursed at different amounts for individual classes.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee or distribution and/or service fee payable to the Investment Manager and/or the Distributor, as applicable.

2.                                      Right to Recoupment.  If the Investment Manager and the Distributor have made any payments pursuant to Section 1.5 above, including waivers and/or reimbursements of certain fees and/or expenses, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.5 above, the Investment Manager and the Distributor shall be entitled to recoup from a Fund any such investment advisory fees or distribution and/or service fees, as applicable, waived or reduced and any such payments made (collectively, a “Recoupment Amount”), if (i) on the date of any calculation under Section 1.4, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund are less than that day’s Pro-Rated Expense Cap for that class, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36-month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.                                      Term and Termination.  This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund and such termination is approved by the Board of Trustees of the Registrant.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.                                      Miscellaneous.

4.1                               Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2                               Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s board of directors/trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3                               Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4                               Amendments.  This Agreement, including the applicable expense limits for a Fund as set forth on Schedule A, may be amended only by a written agreement signed by each of the parties hereto and such amendment is approved by the Board of Trustees of the Registrant.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

VOYA EQUITY TRUST		VOYA INVESTMENTS, LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
Name:	Kimberly A. Anderson	Name:	Todd Modic
Title:	Senior Vice President	Title:	Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Name:	Michael J. Roland
Title:	Executive Vice President

SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

VOYA EQUITY TRUST

OPERATING EXPENSE LIMITS

The Operating Expense Limit and the expiration date of the initial term for each class of the below listed Funds shall be the average annual net assets of each class of such Funds multiplied by the percentage set forth below for such class:

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Class A	Class C	Class I	Class R	Class R6	Class T	Class W
Voya Large-Cap Growth Fund (formerly, Voya Growth Opportunities Fund)(1) Term Expires October 1, 2017 Initial Term for Class R6 Expires October 1, 2017 Initial Term for Class T Expires October 1, 2018	1.15%	1.90%	0.90%	1.40%	0.80%	1.15%	0.90%

H.E.
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Effective Date:  May 31, 2017 to add Class T shares.

*  This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)                                 With respect to classes A, C, R, and T of Voya Large-Cap Growth Fund (formerly, Voya Growth Opportunities Fund), the Distributor will waive the distribution and/or service fees otherwise payable to it under the Underwriting Agreement in amounts up to 0.25%, computed based on each class’ average daily net assets.  The amount of distribution and/or service fees that the Distributor will waive during any given period with respect to a class of shares Voya Large-Cap Growth Fund will be the amount necessary to achieve the expense limit for that class reflected in this Agreement, after taking into account any advisory fees waived or reimbursed by the Investment Manager for that class during that period.  The amounts waived by the Distributor in any given period will not exceed 0.25% of the distribution and/or service fees otherwise receivable by the Distributor.